EXHIBIT 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

EVENT DATE/TIME: MAY 03, 2012 / 03:00PM GMT

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS
 Jeff Tryka Lambert, Ewards & Associates - IR
 Fred Zinn Drew Industries Incorporated - President, CEO
 Joe Giordano Drew Industries Incorporated - CFO, Treasure
 Leigh Abrams Drew Industries Incorporated - Chairman
 Jason Lippert Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

CONFERENCE CALL PARTICIPANTS
 Kathryn Thompson Thompson Research Group - Analyst
 Daniel Moore CJS Securities - Analyst
 Scott Stember Sidoti & Co. - Analyst
 Barry Vogel Barry Vogel & Associates - Analyst
 Barry Kaplan Maple Tree Capital - Analyst
 Steve Peretzman SGF Capital - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the first quarter 2012 Drew Industries Inc. earnings conference call. My name is Channel and I'll be your operator for today. At this time, all participants are in listen-only mode. Later we will conduct a question and answer session. (Operator instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to Mr. Jeff Tryka, Drew's investor relations firm. Please proceed.

 Jeff Tryka - Lambert, Edwards & Associates - IR

 Thank you, Channel. Good morning, everyone and welcome to Drew Industries 2012 first quarter earnings conference call. I'm Jeff Tryka with Lambert Edwards, Drew's investor relations firm, and I am joined on the call by members of Drew's management team, including Leigh Abrams, Chairman of the Board of Drew; Fred Zinn, President, CEO and a Director of Drew; Jason Lippert, Chairman and CEO of Lippert Components and Kinro and a Director of Drew; and Joe Giordano, CFO and Treasurer of Drew.

We want to take a few minutes to discuss our first quarter results. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws.

As a result, I must caution you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2011 and in our other filings with the SEC.

With that, I would like to turn the call over to Fred Zinn. Fred?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Thank you, Jeff, and thank you all for joining us on the call today. Our sales growth in the first quarter of 2012 was exceptionally strong and this strength has continued in the second quarter of the year. This growth was the result of both acquisitions that we've made in the past two years, which added about $25 million to our first quarter sales, as well as increased industry-wide RV and manufactured housing production levels, which added an estimated $20 million.

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

Among our top priorities for 2012 is to achieve favorable returns on the acquisitions and other investments we've made over the last few years. In the first quarter, we made progress towards this goal, which along with higher sales volume, helped us double our EBIT margin compared to the fourth quarter of 2011. We still have a way to go, but margins are headed in the right direction.

A key measure of our long-term success has been our ability to generate substantial returns on the capital we invest in growth opportunities. In both 2010 and 2011, our after-tax return on invested capital put us above the 80th percentile of all companies in the Russell 2000 Index. We are particularly proud of this achievement in light of the fact that the industry-wide RV production in 2010 and 2011 was well below the peak levels reached before the recession. And industry-wide production in the manufactured housing industry was nearly 50% below the 2007 production level. Yet our returns were high.

With further improvement in both the RV and manufactured housing industries in the coming years, and with continuing increases in the profit returns on the acquisitions and other investments we've made, I expect that our return on invested capital will also increase.

Looking forward, we'll continue to see growth opportunities in the RV and manufactured housing markets, which will remain the foundation of our success. However, in the coming years, we also anticipate that an increasing portion of our sales growth will be generated in new markets and from the sales of new types of products.

We have a broad array of growth opportunities, both within and outside our core markets. For example, our recently introduced awning products, aftermarket products for RVs and manufactured homes, components for a wide variety of cargo and utility trailers and buses and our new aluminum extrusions. Collectively, these new markets and products have a total market potential significantly in excess of $500 million annually. We believe that we have competitive advantages that will enable to gain significant market share in these new areas over time, just as we have in our core markets and products. Of course, we'll need to execute our plans to grow profitably.

In certain of these new markets and products we'll face new competitors, we'll incur some startup costs and we'll often have to establish ourselves as the supplier of choice among the leading customers. And to be successful, we'll have to continue to invest in both people and production capacity.

As a result, we anticipate that our incremental margins on sales growth in these areas will initially be somewhat lower than the incremental margins of about 20% that we have historically targeted in our core markets and products. This factor had a modest impact on our incremental margins in the first quarter of 2012.

In addition to our competitive cost advantages, I believe that the customer first corporate culture, which is part of the DNA, so to speak, of the entire operating management team, will continue to serve us very well as we expand in these new markets. By providing our customers with innovative and value added products, as well as top-notch service and on time delivery, all at a fair price, we expect to stay ahead of competition.

To a large extent, this culture has been responsible for our success over the years. We couldn't have achieved a threefold increase in our content per towable RV over the last decade without the confidence and satisfaction of our customers.

A couple of weeks ago I spent some time with 90 key managers from all facets of our business. We were gathered at our annual managers' meeting to discuss ideas and plans and share best practices. What impressed me the most was the fountain of ideas that flowed from the people in the group and each idea was focused on meeting and exceeding the current needs of customers or anticipating their future needs. Jason and his team also promote a corporate culture of continuous improvement in product design and manufacturing processes and in many other facets of our business.

At the managers' meeting it was encouraging to me to hear ideas exchanged between our long-term managers and new managers we've gained in recent acquisitions.

Over the years, Drew has completed numerous acquisitions, as you know, and we often make note of the tangible financial benefits we gain from those acquisitions. But the intangible benefits we've gained from acquisitions have also been important over the long-term. From highly qualified managers who may be ready to take on expanded responsibilities, to customer relationships, to new approaches to manufacturing and quality control. All have added to our success.

Over the remainder of 2012 and beyond, we'll continue to strive for progress on each of our primary long-term goals, including growth in our core markets, diversification into adjacent markets and further improvements in our production efficiencies and core structure.

Now I'll ask Joe to discuss our results in some more detail.

 Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Thank you, Fred. Net sales for the first quarter of 2012 reached a record $224 million, which was only the third time that Drew's sales exceeded $200 million in a single quarter, both previous quarters being in 2008 before the recession.

This record was achieved despite the fact that industry-wide production of travel trailer and fifth wheel RVs and manufactured homes were still below quarterly production levels in those 2008 periods. These strong sales results are the outcome of our ability to execute our strategy of completing acquisitions, introducing new products and market share growth, which would not have been possible without our customer first focus.

For the 12 months ended March 2012, our consolidated net sales were $736 million. On a pro forma basis, assuming recent acquisitions had been completed at the beginning of April 2011, sales would have been $775 million, surpassing our peak sales of $772 million achieved for the 12 months ended back in September 2006.

One of our strategic goals is content growth in travel trailer and fifth wheel RVs. And for the three months ended March 2012, which included the full effect of the 2011 acquisitions, our content per travel trailer and fifth wheel RV was $2,830 per unit, an increase of 12% as compared to just the fourth quarter of 2011 alone. A portion of this increase is due to seasonality in our content on a quarterly basis, especially in the first quarter, which is why we usually focus on our content trends for the prior 12-month periods.

In the first quarter 2012, we did refine the calculation of our content per unit to better identify our aftermarket sales as well as our sales to other industries. There was no change in total reported net sales for either the RV or manufactured housing segments and all prior periods have also been refined for consistency.

Recently, we introduced our new Solara awning product line. For the first quarter of 2012, our awning sales were approximately $500,000. However, our market share growth for awnings accelerated in early 2012 and based on our current orders for May 2012, our annual run rate has increased to more than $5 million with additional market share gains in awnings expected.

To continue to be able to better serve our customers, in 2011 we invested over $24 million in capital expenditures and our current estimate is that we will invest another $18 million to $20 million in 2012. Aside from the aluminum extrusion operation, these capital expenditures are largely to increase capacity and improve efficiencies for our core products in our core markets.

And as part of our review of long-term capacity needs, one investment planned for 2012 is the addition of a second glass tempering operation, which will cost about $3 million to $4 million when completed in 2013. This new operation will not only supply us lower cost tempered glass as compared to outsourcing, but will provide a backup to help ensure an uninterrupted supply of tempered glass.

Compared to historical averages for the past six years, material costs as a percent of sales in the first quarter of 2012 remain slightly above average, although below the highs experienced in 2011. Raw material costs, particularly steel and aluminum continued to fluctuate in early 2012, although with generally less volatility than experienced last year.

Our gross margin increased from 17.4% in the fourth quarter of 2011 to 20.1% in the first quarter of 2012. We achieved this improvement despite the higher level of overtime and related costs we incurred as a result of the greater than expected surge in industry-wide production levels. In addition, our operating margin in the first quarter of 2012 was impacted by continuing startup and acquisition related integration costs. Collectively, these items are classified primarily in costs of goods sold, reducing gross margin by about $4 million or nearly 2%.

These costs are expected to decline in the second quarter of 2012 as many recently hired employees become fully trained and more efficient, which would increase gross margin.

SG&A as a percent of sales declined from 13.4% for the full-year 2011 to 12.3% in the first quarter of 2012, primarily because of the efficiencies gained by the spreading of fixed costs over a larger sales base. However, certain of our SG&A costs are variable such as much of our selling and delivery costs, which comprise approximately a third of SG&A and our incentive compensation, which is based on profits. As a result, our total SG&A costs will vary with both sales and profits.

Further, over the last year or so, we added approximately $5 million of annual fixed SG&A costs, including amortization. A portion of these additional fixed SG&A costs were incurred in the latter part of 2011 and were related primarily to the 2011 acquisitions, our investment in sales teams for the aftermarket in adjacent industries and to meet the increased sales demand. We do expect the returns on these investments to continue to increase.

Thank you for your time. Now I'll turn it back to Fred.

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Thanks, Joe. Operator, we can open it up for questions now.

 QUESTION AND ANSWER

Operator

 (Operator instructions) Kathryn Thompson, Thompson Research Group.

 Kathryn Thompson - Thompson Research Group - Analyst

 Just to clarify that $25 million increase in sales from acquisitions, that's for the RV segment?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 It's in both segments. It's just largely in the RV segment, but it is across both segments, correct.

 Kathryn Thompson - Thompson Research Group - Analyst

 You did talk about -- had some comments in your prepared comments about the raw material prices being a little bit less volatile this year versus last year. But in any case, we still view this is going to be an issue in 2012 overall. What are you doing to mitigate higher raw material costs or at least fluctuations in raw materials?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Well, I think historically we've always worked pretty well with our customers. And we've been able to, when a need arose, to pass along higher prices when we've had to. Right now it looks like the forecast for -- short-term forecast for our primary raw materials are to be flat, at least in the near-term. Who knows what'll happen beyond that, but for now it looks like they'll be flat. So I don't -- Jason, do you have anything else you want to add to that? All right, well maybe he had trouble with his connection.

But I don't think there's really much else to add to that. It's not a -- right now it's not a significant issue for us and over the course of the next few months, we don't expect it to be.

 Kathryn Thompson - Thompson Research Group - Analyst

 And just to remind us, what's the general lag time between increasing prices and being able to capture it? I know that this has been something that you've had to constantly manage over the years.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes, it probably ranges from two months to four months or five months. But at this time it's not something we're focused on because it's not an issue. But I would say usually two to four months and we've got two months or so raw materials in inventory, so unless it goes to the upper end of that range it doesn't hurt us an awful lot.

 Kathryn Thompson - Thompson Research Group - Analyst

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 In terms of your manufactured housing product, I want to get a little bit better sense of your core demand. We've seen some good numbers over the past three quarters. We know that there's been some impact from FEMA units. But how much of demand is being driven by specific strength in certain geographic pockets, i.e. those that are exposed to energy, versus just a broad demand for your manufactured housing products?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Well, I think FEMA, in -- at least in the first quarter has not had a significant impact. I don't know if they ordered any. They may have. There's been some discussion about whether they'll order in the future, there have been some notices sent out by FEMA, but we'll see what happens. The fourth quarter I guess between September maybe and December, you're right, there were a couple of thousand FEMA units.

In terms of the strength and demand, I think it's fairly broad based. Leigh's on the phone with us and I know he spent some time with manufactured housing industry and heard some comments about how strength is pretty good.

 Leigh Abrams - Drew Industries Incorporated - Chairman

 Yes, I just got back from a conference where there were over 700 members of the industry there. And for the first time in a number of years, it was really an upbeat tone to the conference. And I asked that exact question, Kathryn, and the answer that came back is that no, it's just normal traffic coming in. That there was some FEMA and some specific energy related buying, but mostly traffic with people coming back in for the first time and buying. So I was very pleased about that and the industry, as I said, was very upbeat.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes, and Kathryn, just an hour or so before our call, the statistics on manufactured housing production in March came out and I believe it was up about 15%. It was just under 4,700 units.

 Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

 Correct.

 Kathryn Thompson - Thompson Research Group - Analyst

 And how is the financing environment for manufactured housing?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 As far as we know, we are a few steps away from it obviously, but it does seem to be steady. So better than it was certainly a few years ago, but still I think manufactured homes -- financing for manufactured homes is at a disadvantage to site built homes. Spreads are probably higher than normal, but not getting significantly worse or better, as far as I understand.

 Kathryn Thompson - Thompson Research Group - Analyst

 And how is the environment for acquisitions? As the market's improved is it getting tougher or easier to target acquisitions?

 Fred Zinn - Drew Industries Incorporated - President, CEO

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Well, we'll see what happens. I think there's still opportunities out there. I think that as the market recovers, of course sellers are going to want more, so negotiating price could be more difficult. But I also know that with uncertainty in the tax laws coming up in 2013, sellers may be more motivated to sell. I don't know which one will gain the upper hand there, but we'll continue to look at acquisition opportunities. And we'll continue to be reasonable in what we're willing to pay.

I'd also say, I may have said this in prior calls, that our kind of target for acquisitions is a little broader. Now we're not only looking within our core markets, but also in some of the adjacent markets.

 Kathryn Thompson - Thompson Research Group - Analyst

 And then finally, what trends are you seeing with the customers' demand for RV products? Is there a particular product that is in higher demand versus other? Anything that related to that.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Jason, do you -- did you get back on the line? I guess we still lost him. But from what I understand, lower priced units are doing better than higher priced units. I think the consumer's kind of crawling out from their hiding place, they're starting to spend, but they're still being more cautious. So within towables and between towables and motorhomes I think consumers are looking for lower priced alternatives.

Operator

 Daniel Moore, CJS Securities.

 Daniel Moore - CJS Securities - Analyst

 Sales of components to other industries accelerated in both RVs and manufactured housing quite a bit. What are some of the key end markets driving that and what's changed in the last couple of months to kind of kick that into a higher gear?

 Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

 I think what you're seeing there, Dan, first, if you look at the RV piece, a portion of that growth has to do with the acquisition we completed in the third quarter of last year. So if I remember correctly, it looks like the RV other industries went from a $5 million to $15 million and I would say about $5 million of that related to one of those acquisitions.

 Daniel Moore - CJS Securities - Analyst

 That's still pretty good growth, $5 million in the quarter.

 Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

 That's right.

 Daniel Moore - CJS Securities - Analyst

 And then the wholesale RV demand's been robust for several months now. Talk about your confidence levels relative to where you were maybe 6 or 12 months ago, that those increased inventory builds are translating into higher sales retail level over the next several months.

 Fred Zinn - Drew Industries Incorporated - President, CEO

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Well, as you know, Dan, we're one step further away from the dealer and the consumer, so I don't have direct information. But I can tell you that it does seem as if our customers are pretty confident. They've opened some new factories or talked about opening new factories. There was a recent interview with Peter Lannon from GE Capital and he seemed to indicate his view anyway the outlook is better. I think what he said was that he expects stronger second half than the RVIA. And he expects that they may even increase their outlook. There's been some strong activity in retail demand. Dealers are turning their inventories pretty well. So at least in his view, which I think is a pretty good indicator, the outlook is getting stronger.

 Daniel Moore - CJS Securities - Analyst

 And maybe one other way to ask a similar question -- that's very helpful. In terms of dealer inventories, there's been obviously a huge bubble and then a crash. Where do you see inventories being? Are they at normal levels? If there's such a thing as historic normal levels versus if you sort of normalize things over the last 10 years.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Well, I don't know if you can normalize things over the past 10 years.

 Daniel Moore - CJS Securities - Analyst

 I know it's difficult.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 But I can -- again I'm going to stick with what Peter Lannon said, that inventories are in very good shape. I'm just reading my notes from his interview. That turns were between 2.2 and 2.5 and that they were pleased with that.

Operator

 Scott Stember, Sidoti & Co.

 Scott Stember - Sidoti & Co. - Analyst

 Can you maybe just nail down a little bit more about some of these extraneous costs you've had the last few quarters? I know they've been abating and the margins have been improving. But is there a timeline that you can give, a loose timeline that when we get these things at where they should be?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 So you really want to hold my feet to the fire, there Scott.

 Scott Stember - Sidoti & Co. - Analyst

 Well, just a little.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 As you should. It's continuing to get better. The key pieces to the puzzle are the integration costs, startup costs with our new product lines and with our aluminum extrusion. And I'm going to guess that by second quarter we'll barely talk about it and I hope not to talk about at all in the third.

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Scott Stember - Sidoti & Co. - Analyst

 And maybe just circling back to the other and aftermarket. It looks like they were combined in your comments. Could you talk about the aftermarket itself now that you have a separately formed division and you've got some online customers there? Could you talk about how that's been rolling out for you?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes, Jason, you want to give some insight into that?

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 Yes, sure. We've been in the aftermarket in a real loose way over the last three years. And we decided to jump in with both feet and establish a brand and a divison. And I think like we spoke about in prior calls, the aftermarket is a market that's going to take years to really penetrate and get in deep. So we're establishing relationships and we're starting to get branding done on all of our products with our new brands. Feel the aftermarket customers out on which products will more than likely sell through and which ones we should put on the back burner.

So, it's going to be a couple of year process to really get our products entrenched into the aftermarket channels and -- but we're really happy with the progress that we've made so far. And we've got some really key strategic partnerships in place and moving along. And products flowing a lot faster than I would have anticipated. So I think overall we're happy right now.

 Scott Stember - Sidoti & Co. - Analyst

 And could you talk about the new awning product? I know when you first released it or introduced it you talked about a substantial aftermarket opportunity. Have you seen any benefit from that yet or any anecdotal comments from some of your customers on that side?

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 Yes, really we just launched it late last year. And we're in design validation and a lot of the process validation stages right now. So we're really -- we've got a handful of customers on the OE side. We're listening to feedback. We're trying to make minor improvements where they like to see it. And we're really just trying to get some out there and make sure that we've got everything covered before we go to the masses and go to aftermarket with it. So aftermarket will come, but we're probably 6 to 12 months there before we even hit the aftermarket with it.

 Scott Stember - Sidoti & Co. - Analyst

 And last question is on price increases, now that we've gotten through another round of increases to your customers. Could you talk about your experience in basically how much of your full price you were able to receive let's say versus a year or two ago? Has there been more reluctance or have you been mostly successful in attaining what you need?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Well, you have seen margins recover for us, so I do believe that we've been largely successful as we have in prior years. We're never going to get 100% of recovery on costs. We'll share in the pain a little bit, as our customers do and as dealers do and as retail customers do. So I think it's been pretty good.

Operator

 Barry Vogel, Barry Vogel & Associates.

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Barry Vogel - Barry Vogel & Associates - Analyst

 How's White Plains?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 It's a little rainy here today, Barry.

 Barry Vogel - Barry Vogel & Associates - Analyst

 Sorry to hear that. You had an interesting comment in your 10-K that said in one of the paragraphs that net income in 2011 was impacted by higher raw material costs, higher production costs in one product line. But you never told us what it was. And startup and integration costs related to five acquisitions completed in 2011. And the new aluminum extrusion operation and its new RV awning product line. And you said these costs reduced net income by approximately $7 million last year. That's about $0.31 a share.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Right. I think we talked about the same thing in the conference call.

 Barry Vogel - Barry Vogel & Associates - Analyst

 Yes, again I just happened to see that in the 10-K. So is it fair to assume that when we look back at 2012 that $0.31 a share negative impact will be on balance zero?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 No, certainly we had some impact, as we said in the press release in the first quarter but far, far reduced. So it's gotten a lot better and we expect it to continue to get better. And as I responded to Scott Stember, I don't expect to be talking about that in a few months because it'll be so small if anything.

 Barry Vogel - Barry Vogel & Associates - Analyst

 All right, so it's possible that this year it might be, let's say, a nickel impact, so you'd pick up $0.26 a share?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes, but I would say things always go wrong. We're not perfect. So there'll be other issues of some sort over time. But whatever it might be. So we were just trying to give you an impression and a feel for the fact that it was a little overburdened last year. We had more of those types of costs than we typically would.

 Barry Vogel - Barry Vogel & Associates - Analyst

 Okay. And as far as manufactured housing outlook, it's shocking to see trends in the industry after 11-year depression.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes, it's nice. What is it, about six or seven months now of some nice numbers in manufactured housing. And hopefully it'll continue. And it will depend significantly on the economy and the housing market in general.

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Barry Vogel - Barry Vogel & Associates - Analyst

 But let's assume that things continue to improve. What operating rates do you have now on your manufactured housing product? And what could be your -- general capacity if things just continue to improve steadily. I'm not using a number.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Jason, would you agree that we have a significant amount of room to grow in the manufactured housing segment?

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 Capacity wise without question.

 Barry Vogel - Barry Vogel & Associates - Analyst

 Excuse me?

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 Capacity wise, yes, without question.

 Barry Vogel - Barry Vogel & Associates - Analyst

 I didn't hear that.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 We have significant capacity, so we can -- if the industry continues to grow, we can meet those demands.

 Barry Vogel - Barry Vogel & Associates - Analyst

 So let's say in the first quarter you did $28 million in revenues. What could you do on a quarterly basis if you were operating sort of flat out?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 I'm not sure I can answer that because it'll depend on the needs. We can expand fairly quickly in terms of our ability to produce. So I think significant.

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 And also, Barry, with respect to setting up additional operations, I mean there's not extensive machinery and equipment in our business that would take us -- give us extra long lead times and put us out of the running for a business boom in the housing side of things, so.

 Barry Vogel - Barry Vogel & Associates - Analyst

 All right, now as far as margins in manufactured housing, you've always done a great job in a depression, which is amazing to me. And would you say it's fair to assume that your 11.2% operating margin in manufactured housing, which is what it was in the first quarter, is the minimum achievable for the year?

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Incorporated - President, CEO

 I can't give you a forecast. But I can tell you that if sales remain strong, we would anticipate strong margins as well. So we have -- in that segment, on the order of a 20% incremental margin. And I don't see structurally why that should change. So as our sales grow, I would expect to see nice margins on it. And as always, we'll work with our customers where we have to.

Operator

 Barry Kaplan, Maple Tree Capital.

 Barry Kaplan - Maple Tree Capital - Analyst

 A couple of things. If I take out the $25 million in the first quarter that you attribute to acquisitions, so it looks like the sort of organic growth was about 18%? That's right?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 It's about right.

 Barry Kaplan - Maple Tree Capital - Analyst

 And if so, you were saying that April was 22% if you take out acquisitions there as well. And so obviously it seems like on a revenue basis things are actually accelerating as you move through the year to the extent --

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes, those are -- I would call that a modest change. I don't think our revenues are going to be quite that steady, but I would say on the same order, yes. April looked on the same order as the first quarter.

 Barry Kaplan - Maple Tree Capital - Analyst

 But just obviously these are big organic growth numbers for revenues and I'm trying to get a better sense in terms of the operating leverage going forward. And I know you've talked about kind of 20% incremental operating margins as sort of being your target and you just mentioned you were getting that on the manufactured housing business. Is there -- I mean presumably there's some relationship though between that and the level of incremental revenue. In other words, the faster your revenues are growing, can you not get -- if your revenues are growing 40%, one would think you'd be able to get more than 20% incremental margins than if your revenues were growing 5%. So --

 Fred Zinn - Drew Industries Incorporated - President, CEO

 No, I think that probably is not correct, at least for us. I think our incremental margins would hold regardless of the speed with which we grow. But in fact if you're growing that fast, you're going to have to add more fixed costs. The incremental margins only work up to a certain point. So it may even work the opposite way. And in the first quarter it did a little bit. We saw very fast growth. We saw the industries expand further and quicker than we expected and so we incurred some overtime. Sometimes that hurts. But in the long-term, it can only be good. If we see health in our underlying industries, we'll be jumping up and down.

 Barry Kaplan - Maple Tree Capital - Analyst

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 And that gets to the question really of pricing. I mean all the discussion about pricing that you're able to get or not get really relates to recovering raw material cost increases?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes.

 Barry Kaplan - Maple Tree Capital - Analyst
 And but at some point, if the demand in the industry is so good, you should be able to get some supply and demand related pricing outside this whole raw material cost covering, how do you guys think about that? Obviously it's a sensitive subject to talk about on a conference call.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 I would turn it over to Jason. But I would say that we need to be fair with our customers. Our growth, Barry, if you look at it historically has been because our customers trusted us to buy a new product line from us. So whether we're buying a new area or to have a new one of their -- any one of their divisions buying from us. So our success is to a large extent built on customer trust.

Jason, do you have anything you want to add?

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 No, I'm right on line with all that.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 So we're not -- our intention is not to take advantage of a situation. Our intention is to be fair in pricing to both our customers and to us.

 Barry Kaplan - Maple Tree Capital - Analyst

 There was a comment just going to the manufactured housing, there was a comment in the press release about you not growing as fast as the market in manufactured housing because you -- the house sizes were smaller and you participate more in larger houses. Is that something that you can -- I mean can you -- are you looking to provide more content in smaller houses -- in smaller homes or is that the math of the fact that smaller house has less content or you're somehow less present in the smaller houses?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 No, it's that the smaller houses -- mostly it's that the smaller houses have less content. Manufactured homes are built in sections. So a larger home really means two chassis, two frames. A smaller home means one frame. So there's -- and it means the larger home has more windows. So our content is naturally higher in the --

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 Our content's largely limited in the housing sector anyway because they don't supply them with furniture and appliances and all the other things that you'd find in an RV.

 Barry Kaplan - Maple Tree Capital - Analyst

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

And the last thing, I just want -- I apologize, I got distracted a little when Joe was talking about this tempered glass facility. If he could just repeat that?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Well, I'll give you the lead-in. We temper our own glass for our own needs. Almost all of the windows we put certainly in an RV are tempered glass. We temper it ourselves and we foresee being at capacity. We are even outsourcing in peak season some of our tempered glass needs. So we're going to build a second glass tempering line -- operation.

 Barry Kaplan - Maple Tree Capital - Analyst

 Did you say how much that was going to cost?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 $3 million to $4 million.

Operator

 Daniel Moore, CJS Securities.

 Daniel Moore - CJS Securities - Analyst

 Thank you. One quick follow-up. You mentioned planned capacity expansion in the press release. Maybe it was in regard to the tempered glass as well, but will those incremental costs be largely CapEx? Or do you envision further investments that'll hit the P&L that might mitigate some of the margin benefit that you would otherwise see as we roll through the year?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 I think whenever you add capacity you always have some P&L, but it's largely -- Joe, would you say -- it's largely CapEx that we're talking about. But there's always some startup costs.

 Daniel Moore - CJS Securities - Analyst

 But not a repeat of kind of what we saw in Q4 where -- or over the last couple of quarters where you had incremental costs that you broke out specifically that impacted margin.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Yes, hopefully on a much smaller scale.

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 And those were -- I think they were talking about greenfield projects, where we kind of started a brand new project up, where this would be more spreading out existing capacity so that we create more of existing product.

 Daniel Moore - CJS Securities - Analyst

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

Obviously the extrusion had a little bit more of build cost ahead of revenue than you would on a brownfield.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Exactly.

Operator

 Steve [Peretzman], SGF Capital.

 Steve Peretzman - SGF Capital - Analyst

 Just a quick question. In your press release you called out $0.04 for additional labor and overtime. And you kind of touched on it a little bit earlier. But can you clarify if you think you've right sized your workforce at this point and how we should think about the timing of those costs going away?

 Fred Zinn - Drew Industries Incorporated - President, CEO

 I think the workforce has been right sized and I think most of the impact in the first quarter was that we had untrained or a workforce that wasn't as well trained. And now they're becoming much better trained. So I do expect we'll see an improvement. Jason, is that fair to say?

 Jason Lippert - Drew Industries Incorporated - Chairman, CEO, Lippert Components & Kinro

 Yes, and one of the tough things first quarter was the industry obviously grew significantly from what a lot of us have anticipated or planned on, which is good. But everybody in Elkhart County was going to the well of unemployed workers and whether or not it was some of the workers or many of the workers weren't ready to come back or we were just weren't able to all get at them efficiently enough.

It caused, like Fred said, a lot of training issues and inabilities just to get everybody -- all the plants up and running. I mean the whole county was grabbing at anybody who was willing to work. So a lot of us stumbled a little bit trying to get workers and get them trained, get them up to speed while we were increasing production literally every week, so.

But that's gone. Our hiring levels have kind of leveled off for the most part as have most others in the community, so (multiple speakers) second quarter.

Operator

 (Operator instructions) There are no questions at this time.

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Well, thank you all very much for participating and for your insightful questions. We look forward to speaking with you just a few months down the road when we report our second quarter results. So thanks again.

Operator

 Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have a great day.

Editor

MAY 03, 2012 / 03:00PM GMT, DW - Q1 2012 Drew Industries Incorporated Earnings Conference Call

 This transcript contains certain forward-looking statementswithin the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Companys Common Stock and other matters. Statements in this transcript that are not historical facts are forward-looking statements for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the Exchange Act) and Section 27A of the Securities Act of 1933 (the Securities Act).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this transcript, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Companys control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components, and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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